Exhibit (e)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1)  That it previously had filed a registration statement on Form F-6 (Publicis Groupe S.A.  333-182188) that the Commission declared effective, with terms of deposit identical to the terms of deposit of this registration statement, other than as to the number of shares represented by each ADS.

(2)  That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY
AMERICAS, Depositary

By:	/s/ Michael P. Tompkins
Name:	Michael P. Tompkins
Title:	Director

By:	/s/ Jeff Margolick
Name:	Jeff Margolick
Title:	Director